Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Common Stock	(130,156)	7.5680	04/04/2025

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Common Stock	(24,038)	7.5680	04/04/2025

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of Common Stock	(14,084)	7.5680	04/04/2025

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Common Stock	(12,704)	7.5680	04/04/2025

STARBOARD X MASTER FUND LTD

Sale of Common Stock	(29,942)	7.5680	04/04/2025

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Common Stock	(39,076)	7.5680	04/04/2025